===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[_]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                LTX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                  [LTX Logo]

                               University Avenue
                         Westwood, Massachusetts 02090

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               December 5, 2000

The Annual Meeting of Stockholders of LTX Corporation will be held at the Hilton at Dedham Place, 95 Dedham Place, Exit 14, Allied Drive off I-95 (Rte.
128), Dedham, Massachusetts, on December 5, 2000, beginning at 4:30 p.m. local time, for the following purposes:

  1. To elect three members of the Board of Directors to serve for three-year terms as Class II Directors.

  2. To consider and act upon a proposed amendment to the LTX Corporation 1999 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,325,000 shares.

  3. To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors has fixed the close of business on October 31, 2000 as the record date for the Annual Meeting. All holders of common stock of record at that time are entitled to vote at the meeting.

                                          By Order of the Board

                                          Joseph A. Hedal, Clerk

November 8, 2000


 Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

                                LTX CORPORATION

                                PROXY STATEMENT

                                                               November 8, 2000

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of LTX Corporation ("LTX" or the "Company") of proxies for use at the Annual Meeting of Stockholders to be held on December 5, 2000, and any adjournments thereof (the "2000 Annual Meeting"). Shares as to which a proxy has been executed will be voted as specified in the proxy. A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included. A proxy may be revoked at any time by notice in writing received by the Clerk of the Company before it is voted, by executing a proxy with a later date or by attending and voting at the 2000 Annual Meeting.

Solicitation of proxies by mail is expected to commence on November 8, 2000, and the cost thereof will be borne by the Company. The Company has retained the services of Corporate Investor Communications, Inc., a proxy solicitation firm, to whom the Company will pay a fee of $7,500 plus reimbursement for mailing and out-of-pocket expenses. Copies of solicitation material will also be furnished to brokerage firms, fiduciaries and custodians to forward to their principals, and the Company will reimburse them for their reasonable expenses.

                               VOTING SECURITIES

The Company's only issued and outstanding class of voting securities is its common stock, par value $0.05 per share. Each stockholder of record on October 31, 2000 is entitled to one vote for each share registered in such stockholder's name. As of that date, there were 47,726,249 shares of common stock issued and outstanding.

                             CERTAIN STOCKHOLDERS

The following table sets forth, as of October 13, 2000, the amount and percentage of outstanding common stock of the Company beneficially owned by
(i) each person known by the Company to beneficially own 5% of the Company's outstanding common stock, (ii) each executive officer named in the Summary Compensation Table under the heading "Compensation of Executives" on page 5,
(iii) each director and (iv) all directors and executive officers of the Company as a group, on the basis of information supplied to the Company.

                                       Number of Shares of Common
                                                 Stock             Percent of
                 Name                    Beneficially Owned(1)    Common Stock
                 ----                  -------------------------- ------------
Roger W. Blethen......................           608,723              1.3%
David G. Tacelli......................           115,500                *
Samuel Rubinovitz.....................            94,750                *
Roger J. Maggs........................            79,700                *
Robert J. Boehlke.....................            56,625                *
Stephen M. Jennings...................            21,963                *
Robert E. Moore.......................            19,200                *
Jacques Bouyer........................            15,700                *
All directors and executive officers
 as a group (9 persons)...............         1,012,161              2.1%

--------
  * Less than 1%.

(1) Shares owned by Messrs. Blethen, Tacelli, Rubinovitz, Maggs, Boehlke, Jennings, Moore, Bouyer and by all executive officers and directors as a group include 516,605 shares, 85,525 shares, 72,750 shares, 79,700 shares, 46,625 shares, 20,963 shares, 11,700 shares, 15,700 shares, and 851,568 shares respectively, under options which are presently exercisable or become so within sixty days of October 13, 2000.

                         ITEM 1. ELECTION OF DIRECTORS

The Company's Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The present term of office for the Class II Directors expires at the 2000 Annual Meeting. The nominees for election as Class II Directors are Messrs. Blethen, Boehlke and Maggs. Messrs. Blethen, Boehlke and Maggs were elected Directors at the Annual Meeting of Stockholders held in December 1997. If re-elected, the Class II nominees will hold office until the Annual Meeting of Stockholders to be held in the year 2003.

Unless a proxy is marked to withhold authority for the election of any or all of the nominees for Class II Directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of all of the nominees for Class II Directors. If the proxy indicates that the stockholder wishes to withhold a vote from any Class II Director nominee, such instructions will be followed by the persons named in the proxy. Management has no reason to believe that any of the nominees will be unable to serve. In the event that a nominee should not be available, the persons named in the proxies will vote for the other nominees and may vote for a substitute for such nominee. The By-laws of the Company provide that a stockholder wishing to nominate a person to serve as a director of the Company must provide the Company with at least sixty days' written notice in advance of an annual meeting, together with such information concerning the identity, background and experience of the nominee as the Board of Directors may require.

Set forth below is information for each of the nominees for Class II Directors to be elected at the 2000 Annual Meeting, and for each of the Class III Directors and Class I Directors who will continue to serve until the Annual Meetings of the Stockholders to be held in 2001 and 2002, respectively.

Nominees to Serve a Three-Year Term Expiring at the 2003 Annual Meeting (Class II Directors)

          Name                                 Business Affiliations
          ----                                 ---------------------
Roger W. Blethen........ Mr. Blethen, age 49, has been a Director since 1980. Mr. Blethen was appointed Chief Executive Officer of the Company in
                         September 1996. Mr. Blethen was a President of the Company from
                         1994 to 1996 and a Senior Vice President of the Company from
                         1985 until 1994. Mr. Blethen was a founder of the Company and served in a number of senior management positions with the
                         Company since its formation in 1976.

Robert J. Boehlke....... Mr. Boehlke, age 59, was elected a Director of the Company in
                         June 1997. Mr. Boehlke was Executive Vice President and Chief
                         Financial Officer of KLA-Tencor Corporation, a position he held from 1990 until his retirement in 2000. Between 1983 and 1990, he held a variety of management positions with KLA Instruments.
                         Prior to his employment by KLA-Tencor, Mr. Boehlke was a partner at the investment banking firm of Kidder, Peabody & Company,
                         Inc. from 1971 until 1983. He is also a director of Entegris
                         Inc. and Quicklogic Corporation.

Roger J. Maggs.......... Mr. Maggs, age 54, was elected a Director of the Company in
                         1994. Mr. Maggs is currently Chairman of Celtic House Investment
                         Partners, a private investment firm. Mr. Maggs was a Vice
                         President of Alcan Aluminium Limited from 1986 until 1994.

Directors Serving a Three-Year Term Expiring at the Year 2001 Annual Meeting (Class III Directors)

          Name                                 Business Affiliations
          ----                                 ---------------------
Jacques Bouyer.......... Mr. Bouyer, age 72, was elected a Director of the Company in
                         1991. Mr. Bouyer has been a management consultant since 1990.
                         Mr. Bouyer was Chairman of the Board and Chief Executive Officer
                         of Philips Composants S.A., an electronics company which is a wholly-owned subsidiary of Philips Electronics N.V. from 1986 until his retirement from that company in 1990. He is currently an Honorary Chairman of that company. He is also a director of
                         Richardson Electronics, Ltd.

Samuel Rubinovitz....... Mr. Rubinovitz, age 70, has been Chairman of the Board of the
                         Company since December 1997. He was elected a Director of the
                         Company in 1994. He was Executive Vice President of EG&G, Inc.,
                         responsible for the aerospace, optoelectronics and instrument product groups from 1989 until his retirement in 1994. He is a director of Richardson Electronics, Ltd. and Kronos Inc.

Directors Serving a Three-Year Term Expiring at the Year 2002 Annual Meeting (Class I Directors)

          Name                                 Business Affiliations
          ----                                 ---------------------
Stephen M. Jennings..... Mr. Jennings, age 39, was elected a Director of the Company in
                         September 1997. Mr. Jennings has been a Director of Monitor
                         Company, a strategy consulting firm, since 1996. From 1992 to
                         1996, he was a consultant to that company. Mr. Jennings is a director of Aspen Technology, Inc.

Robert E. Moore......... Mr. Moore, age 62, has been a Director of the Company since
                         1989. Mr. Moore is currently President and Chairman of the Board of Reliable Power Meters, Inc., a company founded by him in 1992 which manufactures and sells power measurement instruments. He also was a founder of Basic Measuring Instruments, Inc., which manufactures and sells power measurement instruments. He served as a director of that company from 1982 until 1990 and as a
                         Senior Vice President responsible for marketing and sales from
                         1985 until 1990.

Recommended Vote

The affirmative vote of the holders of a plurality of the Company's outstanding common stock present in person or by proxy and voting at the 2000 Annual Meeting is required to elect the Class II Directors. The Board of Directors recommends you vote "FOR" the election of its nominees for Class II Directors.

Compensation of Directors

Directors who are not employees of the Company receive a retainer of $12,000 per year, payable on a quarterly basis, a fee of $1,000 for each directors' meeting attended and a fee of $1,000 for attendance at each meeting of a committee approved by the Board of Directors. Directors are also reimbursed for travel expenses for attending meetings. In addition, directors who are not employees of the Company receive an option to purchase 20,000 shares on the date first elected to the Board, 6,000 additional shares in each year served as a member of the Board, 3,000 additional shares in each year served as chairman of a committee of the Board and 1,500 additional shares in each year served as a member of a committee of the Board. All of such options have a fair market value exercise price. Directors who are not employees of the Company may also elect to pay premiums and receive benefits under the Company's group health insurance plans. For as long as Mr. Rubinovitz continues to serve as Chairman of the Board, he will receive an annual retainer and fees equal to twice that received by the other directors who are not employees of the Company. Employee directors receive no separate, additional compensation or options for their services as directors.

Board of Directors' Meetings and Committees

The Board of Directors of the Company held eight meetings during the fiscal year ended July 31, 2000, and took other actions by unanimous consent of the Board of Directors. All directors attended at least 75% of the meetings of the Board and of the committees of the Board on which they respectively served. The Board has a standing Compensation Committee which meets periodically and met five times during the fiscal year ended July 31, 2000. The Compensation Committee determines the compensation of all executive officers of the Company and recommends the compensation policies for other officers and employees. The members of the Compensation Committee are Messrs. Boehlke, Jennings and Maggs. The Board has a standing Audit Committee which meets periodically and met four times during the fiscal year ended July 31, 2000. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to the accounting and financial functions of the Company, including the appointment of the Company's independent auditors. The members of the Audit Committee are Messrs. Boehlke, Jennings and Rubinovitz. The Board has a standing Strategic Planning Committee which meets periodically and met four times during the fiscal year ended July 31, 2000. The Strategic Planning Committee is responsible for developing and reviewing long-term strategic plans for the Company. The members of the Strategic Planning Committee are Messrs. Blethen, Boehlke, Bouyer, Jennings, Maggs, Moore and Rubinovitz. The Board has a standing Directors' Affairs Committee which meets periodically and met four times during the fiscal year ended July 31, 2000. The Directors' Affairs Committee is responsible for review of the make-up of the Board, proposals for new candidates to be members of the Board and review of compensation of directors. The members of the Directors' Affairs Committee are Messrs. Boehlke, Bouyer, Jennings, Maggs, Moore and Rubinovitz.

Executive Officers of the Company

The executive officers of the Company, as of October 13, 2000, are as follows:

  Executive Officer   Age                       Position
  -----------------   ---                       --------
Roger W. Blethen.....  49 President, Chief Executive Officer and Director
David G. Tacelli.....  41 Executive Vice President
Mark J.
 Gallenberger........  36 Vice President, Chief Financial Officer and Treasurer

Executive officers are appointed by and serve at the discretion of the Board of Directors of the Company.

Roger W. Blethen was appointed Chief Executive Officer of the Company in September 1996 and has been a Director since 1980. Mr. Blethen was a President of the Company from 1994 to 1996 and a Senior Vice President of the Company from 1985 until 1994. Mr. Blethen was a founder of LTX and has served in a number of senior management positions with the Company since its formation in 1976.

David G. Tacelli was appointed Executive Vice President in December 1999. He was Chief Financial Officer and Treasurer of LTX from December 1998 to October 2000. Prior to that, Mr. Tacelli was Vice President, Operations from 1996 to 1998. Mr. Tacelli's previous responsibilities at LTX included Director of Manufacturing of the Mixed Signal Division, a position he held from 1994 to 1996. From 1992 to 1994, he was Director of Customer Service. He served as Controller and Business Manager for Operations from 1990 to 1992 and was Controller for Sales and Support from 1989 to 1990. Prior to joining LTX, Mr. Tacelli was employed by Texas Instruments for seven years in various management positions.

Mark J. Gallenberger was appointed Vice President, Chief Financial Officer and Treasurer in October 2000. Prior to joining LTX, Mr. Gallenberger was a Vice President with Ernst & Young's consulting practice. During his six years with Ernst & Young, Mr. Gallenberger established the Deals & Acquisitions Group, where he was involved in numerous domestic and international strategic acquisitions, joint ventures, alliances and equity investments. Mr. Gallenberger holds an MBA from Northwestern University's Kellogg Graduate School of Management and a Bachelor of Science degree in electrical engineering from Rochester Institute of Technology. Prior to joining Ernst & Young, Mr. Gallenberger served in several technical and management positions within Digital Equipment Corporation's semiconductor products group.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to the annual and long term compensation of the Company's President and Chief Executive Officer, and the other executive officer of the Company who was serving as an executive officer at the end of fiscal 2000 (such executive officers are sometimes collectively referred to herein as the "named executive officers"):

                                                                 Long Term
                                     Annual Compensation        Compensation
                              --------------------------------- ------------
   Name and Principal                            Other Annual     Options       All Other
        Position         Year  Salary  Bonus(2) Compensation(3)  Granted(#)  Compensation(4)
   ------------------    ---- -------- -------- --------------- ------------ ---------------
Roger W. Blethen........ 2000 $450,000 $567,000         0               0        $13,365
 President and Chief     1999  450,000        0         0         625,000          1,400
 Executive Officer       1998  450,000        0         0          40,000          6,600

David G. Tacelli(1)..... 2000  210,050  251,250         0               0         10,883
 Vice President, Chief   1999  205,000        0         0         120,000          1,065
 Financial Officer and
 Treasurer
                         1998  195,833        0         0          50,000          4,690

--------
(1) Mr. Tacelli became an executive officer of the Company in June 1998 as a result of a restructuring of the Company.
(2) Amounts shown under "Bonus" for fiscal year 2000 includes a bonus of $150,000 for Mr. Blethen and a bonus of $51,250 for Mr. Tacelli paid in fiscal year 2000 based on the Company's performance in the second half of fiscal 1999 and the first quarter of fiscal 2000.
(3) Amounts shown under "Other Annual Compensation" column exclude perquisites if the aggregate amount of the named executive officer's perquisites was less than the lesser of $50,000 or 10% of such officer's salary plus bonus.
(4) Amounts shown under "All Other Compensation" column represent, taxable amounts in respect of term life insurance and 401(k) plan matching contributions made by the Company.

Option Grants in Last Fiscal Year

The following table sets forth certain information regarding options granted during the fiscal year ended July 31, 2000 by the Company to each of the named executive officers:

                         Individual Grants
                  --------------------------------
                                                     Potential Realizable
                                                   Value at Assumed Annual
                                                     Rates of Stock Price
                            % of Total             Appreciation for Option
                             Options                         Term
                             Granted     Exercise  ----------------------------
                  Options  to Employees    Price    Expiration
      Name        Granted in Fiscal Year Per Share     Date      5%      10%
      ----        ------- -------------- --------- ------------ ------- -------
Roger W.
 Blethen.........     0        --           --            --        --      --
David G.
 Tacelli.........     0        --           --            --        --      --

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth the aggregate dollar value of all options exercised during the fiscal year ended July 31, 2000 and the total number of unexercised options held on July 31, 2000, by each of the named executive officers:

                                                  Number of Unexercised     Value of Unexercised
                                                 Options at Fiscal Year    In-the-Money Options at
                           Shares                          End               Fiscal Year End(A)
                          Acquired     Value    ------------------------- -------------------------
          Name           on Exercise  Realized  Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- ---------- ----------- ------------- ----------- -------------
Roger W. Blethen........   108,000   $2,989,238   498,605      543,000    $7,841,157   $7,784,625
David G. Tacelli........    78,325    2,683,083    85,525      118,500     1,405,173    1,672,406

--------
(A) The closing price for the Company's common stock as reported by the Nasdaq National Market on July 31, 2000, the last business day of fiscal 2000, was $22.00. Value is calculated on the basis of the difference between the option exercise price and $22.00 multiplied by the number of shares of common stock underlying the option.

Employment Contracts and Change in Control Arrangements

The Company has entered into change of control employment agreements with each of the named executive officers and with five other officers. The change of control employment agreements have three year terms, which terms extend for one year upon each anniversary unless a notice not to extend is given by the Company. If a Change of Control (as defined in the agreements) occurs during the term of an agreement, then the agreements become operative for a fixed three year period. The agreements provide generally that the executive's terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three year period after a Change of Control of the Company. If the Company terminates the executive's employment (other than for cause, death or disability) or if the executive terminates for good reason during such three year period or for any reason during the 30 day period following the first anniversary of the Change of Control (or upon certain terminations prior to a Change of Control or in connection with or in anticipation of a Change of Control), the executive is generally entitled to receive (i) three times in the case of the Chief Executive Officer, and two times in the case of the other officers (a) the executive's annual base salary plus (b) the executive's annual bonus amount (as defined in the agreement), (ii) accrued but unpaid compensation for the period before the date of termination, (iii) continued welfare benefits for three years in the case of the Chief Executive Officer and for two years in the case of the other officers, and (iv) outplacement services. In addition, the executive is entitled to receive an additional payment, if any, in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.

Options granted to the named executive officers contain provisions pursuant to which, under certain circumstances, they become fully vested and immediately exercisable upon a "change of control event" as defined in such options.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of three directors who are not employees of the Company. The Committee met five times during the fiscal year ended July 31, 2000. The Compensation Committee is responsible for establishing compensation policies with respect to all executive officers of the Company and determining on an annual basis the compensation of these individuals.

The Compensation Committee has identified six goals for its work on behalf of the Company:

  1. Insure appropriate linkage between executive compensation and creation of stockholder value.

  2. Insure that the total compensation program can attract, motivate and retain executives with outstanding abilities.

  3. Determine the competitiveness of current cash and equity incentive opportunities.

  4. Evaluate the components of fixed salary and flexible compensation.

  5. Adopt and implement a cash bonus plan.

  6. Evaluate the effectiveness of the Company's equity opportunities for executives.

In order to fulfill these goals, the Committee has reviewed various salary surveys conducted by consultants as well as proxy statements from other companies in the semiconductor industry.

Executive Bonus Plan

The Compensation Committee adopted an Executive Bonus Plan for fiscal 2000 after reviewing the Company's business and financial position entering the year and the business plan for the year. The Executive Bonus Plan provides for an annual cash bonus based upon a percentage of net income, as well as upon the achievement of individual goals. Specific participation percentages for each executive officer were established with reference to the officer's area and scope of responsibility within the Company.

Chief Executive Officer's Compensation

The Compensation Committee determined that it was appropriate to maintain Mr. Blethen's base salary at the level set by the Committee during fiscal 1999, and that any additional increase in total compensation should be derived from Mr. Blethen's participation in the Executive Bonus Plan and from stock options. The decisions made with respect to the fiscal 2000 compensation of the Chief Executive Officer were intended to continue the Company's philosophy of aligning the interests of the Chief Executive Officer with the interests of the Company and its stockholders.

Compensation of Other Executive Officers

The Committee determined the appropriate portion of each other executive officer's total potential cash compensation to be contingent upon performance and payable under the Executive Bonus Plan which was in effect for fiscal 2000. The Company exceeded its performance targets in fiscal 2000 and bonuses were commensurate with the Company's performance for fiscal 2000. The Committee set base salaries with reference to both the base salary of the Chief Executive Officer and the salaries of officers with comparable responsibilities in comparable companies.

Equity Arrangements

The Company maintains three stock option plans and one employee stock purchase plan. Each executive officer is eligible for stock option grants under one of the stock option plans. In determining the size of grants to be made to executive officers, the Committee seeks to implement its stated goal that there be appropriate linkage between executive compensation and the creation of stockholder value. If executive officers are able to increase the market capitalization of the Company, their stock options will achieve significant value and the stockholders will benefit generally. There is no fixed ratio between Company performance and size of grants or between base salary and size of grants.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The Committee believes that any compensation deemed paid to an executive officer when he or she exercises an outstanding option granted under that Plan with an exercise price equal to the fair market value of the option share on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Otherwise, it is not expected that the compensation to be paid to the Company's executive officers for fiscal 2001 will exceed the $1 million limit per officer.

                                          Stephen M. Jennings
                                          Roger J. Maggs
                                          Robert J. Boehlke

Stock Performance Chart

The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock during the five years ended July 31, 2000 with the total return on the Standard & Poor's 500 Composite Index and the Standard & Poor's High Technology Composite Index. The comparison assumes $100 was invested on July 31, 1995 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                                    [GRAPH]

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                  AMONG LTX CORPORATION. THE S & P 500 INDEX
                     AND THE S & P TECHNOLOGY SECTOR INDEX

           LTX Corporation          S&P 500          S&P /TECHNOLOGY SECTOR
          ----------------          -------          ----------------------
Jul-95       $100.00                $100.00                  $100.00
Jul-96         40.45                 116.57                   107.40
Jul-97         64.04                 177.35                   200.78
Jul-98         34.83                 211.55                   239.09
Jul-99         123.6                 254.29                   376.38
Jul-00        197.75                 277.12                   522.17

* $100.00 INVESTED ON 7/31/95 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING JULY 31.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers and persons holding more than ten percent of the Company's common stock are required to report their ownership of the common stock and any changes in such ownership to the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such reports, no untimely reports were made during the fiscal year ended July 31, 2000 except for a report involving the exercise of a stock option for 3,975 shares by David G. Tacelli, which has been reported.

                 ITEM 2. PROPOSAL TO AMEND THE LTX CORPORATION
                                1999 STOCK PLAN

The Board of Directors has adopted an amendment to the LTX Corporation 1999 Stock Plan (as amended, the "1999 Plan"), subject to approval by the stockholders, to increase the number of shares of common stock reserved for issuance thereunder by 2,325,000 shares. The following is a summary of the material provisions of the 1999 Plan.

The 1999 Plan is intended to advance the interests of the Company and its stockholders by improving the Company's ability to attract and retain qualified individuals who are in a position to contribute to the management and growth of the Company and its subsidiaries and to provide incentive for such individuals to contribute to the Company's future success. The Plan replaced the LTX Corporation 1990 Stock Option Plan, as amended (the "1990 Plan"), which expired on October 23, 2000. Under the terms of the 1990 Plan, there was no provision for extending its life beyond that date. The 1999 Plan was established with substantially the same terms as the 1990 Plan to continue the benefits that were achieved by the 1990 Plan.

The 1999 Plan provides that the Company may grant options and awards of Restricted Shares (as defined below) for not more than 2,100,000 shares of its common stock, subject to increase or decrease in the event of subsequent stock splits or other capital changes. If the amendment to the 1999 Stock Plan is approved, the maximum number of shares available for options grants and awards of Restricted Shares will be increased to 4,425,000 shares. In the event that any option expires or terminates for any reason without being exercised in full, the unpurchased shares covered thereby will be available for reoffering under the 1999 Plan. Options and Restricted Share awards under the 1999 plan may be granted on or after June 4, 1999 but not later than June 4, 2009. As of October 13, 2000, 403,000 shares of common stock remain subject to further grant under the 1999 Plan.

The 1999 Plan is administered by the Board of Directors of the Company or by a committee composed of members of the Board (the Board of Directors or any such committee being hereinafter referred to as the "Committee"). The Committee has complete authority, subject to the limitation described in the 1999 Plan, to determine which eligible employees will be granted options or Restricted Share awards, the time at which options will be granted, the number of shares covered by each option and the option period.

An option or Restricted Share award under the 1999 plan may be granted only to an employee, director or consultant of the Company or its subsidiaries. Each option and Restricted Shared award under the 1999 Plan will be evidenced by a written agreement in such form as may be approved by the Committee. The Company may award shares of common stock to an employee, director or consultant of the Company or its subsidiaries, subject to provisions affecting retention and transferability (the "Restricted Shares"). The Restricted Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until satisfaction of the conditions specified by the Committee. All rights with respect to Restricted Shares are available only to the recipient during his or her lifetime. Recipients holding Restricted Shares may exercise full voting rights with respect to such shares and will receive such cash dividends paid with respect to the Restricted Shares as may be declared while they are so held.

The aggregate fair market value of common stock for which incentive options held by any participant may first become exercisable in any calendar year (determined as of the time the incentive option is granted) shall not exceed $100,000. No optionee may receive incentive stock options covering more than 500,000 shares in any fiscal year. The exercise price under each incentive option granted pursuant to the 1999 Plan shall not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of each nonstatutory option in not so limited.

The 1999 Plan provides that each director who is not an employee of the Company will receive options to purchase 20,000 shares of the Company's common stock on the date first elected to the Board, and, at each Annual Meeting, 6,000 additional shares in each year served as a member of the Board, 3,000 additional shares in each year served as a chairman of a committee of the Board and 1,500 additional shares in each year served as a member of a committee of the Board. Each such option will have a fair market value exercise price and will be exercisable, cumulatively, to the extent of twenty percent of the option shares on the first anniversary date of the grant of the option, thirty-five percent of the option shares on the second anniversary date of the option grant and forty-five percent of the option shares on the third anniversary date of the option grant. In the event any director standing for re-election is not re-elected to the Board, all of such director's unexercisable option shares will become exercisable immediately. The provisions of the 1999 Plan relating to directors who are not employees of the Company cannot be amended more than once every six months, other than to comply with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder.

Each option will be exercisable in one or more installments at the time provided in the option agreement, except that no incentive option may be exercised later than 10 years from the date of its grant. Each incentive option will provide that the option will become immediately exercisable in full in the event of a change of control. Options granted under the 1999 Plan are not transferable other than by the optionee. All rights to purchase shares will cease to accrue upon the death, disability or other termination of employment of an optionee, and any accrued rights not then exercised are exercisable within certain time periods depending on the nature of the termination.

The 1999 Plan is intended to qualify as an "incentive stock option plan" within the meaning of Section 422 of the Internal Revenue Code of 1986, but not all options granted under the 1999 Plan are required to be incentive options. Under the applicable Code provisions, an employee will recognize no income subject to federal income taxation upon either the grant or exercise of an incentive option under the 1999 Plan, and the Company will not be entitled to a deduction for federal income tax purposes as a result of the grant or exercise of any incentive option. Generally, if an optionee disposes of the incentive option shares more than two years after the date of option was granted and more than one year after the exercise of the option, the gain or loss on a sale of the incentive option shares, equal to the difference between the sales price and the option exercise price, will be treated as capital gain or loss. In that case, the Company will not be entitled to a deduction at the time the optionee sells the option shares. If the optionee sells the incentive option shares within two years after the date the option is granted or within one year after the date the option is exercised, the optionee will generally be taxed on an ordinary income basis on the sale of the shares in an amount equal to the difference between the fair market value at exercise and the incentive option exercise price. The Company will be allowed a deduction at that time in an amount equal to the ordinary income realized by the employee. In addition, some holders of options may be subject to a minimum tax upon exercise of those options. No taxable income will be recognized by an individual upon the grant of a nonstatutory option under the 1999 Plan. Upon the exercise of the nonstatutory option, however, the amount, if any, by which the fair market value of the shares at exercise exceeds the option exercise price will be treated as ordinary income to the individual in the year of exercise. In that case, the Company will be allowed an income tax deduction in an amount equal to the amount the individual recognizes as ordinary income.

Recommended Vote

An affirmative vote of a majority of the Company's common stock present in person or by proxy and voting at the 2000 Annual Meeting is necessary to approve the amendment to the LTX Corporation 1999 Stock Plan. The Board of Directors recommends that you vote "FOR" this proposal.

                        INFORMATION CONCERNING AUDITORS

Arthur Andersen LLP, who have been selected by the Board of Directors as independent public accountants to audit the financial statements of the Company for the 2001 fiscal year, have served as auditors for the Company since 1980. Representatives of Arthur Andersen LLP are expected to be at the 2000 Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

Stockholder proposals to be submitted for vote at the 2001 Annual Meeting pursuant to Rule 14a-8 promulgated under the Exchange Act must be delivered to the Company on or before July 11, 2000. In order to minimize controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail--Return Receipt Requested. If a proponent fails to notify the Company by September 24, 2001 of a non-Rule 14a-8 shareholder proposal which such proponent intends to submit at the Company's 2001 Annual Meeting, the proxy solicited by the Board of Directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote on such matter.

                                 OTHER MATTERS

As of this date, management knows of no business which may properly come before the 2000 Annual Meeting other than that stated in the Notice of Meeting accompanying this Proxy Statement. Should any other business arise, proxies given in the accompanying form will be voted in accordance with the discretion of the person or persons voting them.

                          ANNUAL REPORT ON FORM 10-K

Copies of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2000 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to Investor Relations, Direct Report Corporation, 132 Great Road, Stowe, Massachusetts 01775.

                                          JOSEPH A. HEDAL, Clerk

                                     PROXY


                                LTX CORPORATION

                               UNIVERSITY AVENUE
                         WESTWOOD, MASSACHUSETTS 02090
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
          This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Roger W. Blethen and Mark J. Gallenberger or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of LTX Corporation held of record by the undersigned on October 31, 2000, at the annual meeting of stockholders to be held on December 5, 2000, and any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR PROPOSALS 1 AND 2.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes. However, you must sign and return this card to assure representation of your
----------------------------------------------------------------------------
shares.
------

-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------

[ X ] Please mark votes as in this example.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM OF WRITTEN CONSENT PROMPTLY, USING THE ENCLOSED ENVELOPE. The Board of Directors recommends that stockholders consent to Proposals No. 1 and 2.

1. To elect three members to the Board of Directors to serve for three-year terms as Class II Directors.

    Nominees: (01) Roger W. Blethen, (02) Robert J. Boehlke and
    (03) Roger J. Maggs

    [  ] FOR ALL NOMINEES

    [  ] WITHHELD FROM ALL NOMINEES

    [  ]
        --------------------------------------
        For all nominees except as noted above

2. To approve the amendment to the LTX Corporation 1999 Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,325,000 shares.

     FOR      AGAINST     ABSTAIN
    [  ]        [  ]        [  ]

3. To transact such other business as may properly come before the meeting and any adjournments thereof.


                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.  [  ]

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature:                               Date:
          ----------------------------